Company Contact:

  Tim O’Neil

  Chief Financial Officer

  425.487.4333

LOUD Technologies Announces Acquisition
of Martin Audio

WOODINVILLE, Washington — March 6, 2007 It was announced today that LOUD Technologies Inc. (Nasdaq: LTEC) of the USA has entered into an agreement to purchase all of the outstanding capital stock of Martin Audio Limited of the UK. The purchase price for this acquisition will be estimated on the closing date and will take into account Martin’s cash on hand, third party debt obligations and levels of net working capital, with a final purchase price calculation to be made after closing. Assuming a closing date of March 31, 2007 and fluctuations in levels of cash, third party debt and net working capital consistent with Martin’s recent financial history, we estimate that the purchase price will be between £17.25 million (US$33.2 million) and £18.25 million (US$35.1 million) depending on cash available to the company at closing and third party indebtedness outstanding as of the closing date. The purchase price may fall outside this range. Closing is expected to occur in March 2007 and is dependent upon customary conditions including the receipt of the required regulatory approvals.

David Bissett-Powell, Managing Director of Martin Audio commented “We are excited about becoming part of the LOUD Group of Companies.  Over the last few years we have built an incredibly strong and dedicated team of professionals and their knowledge of our industry is second to none.  Our worldwide distribution partners have also become a strong part of this team and in order to utilise these talents and benefits to their maximum potential we need to have access to a wider base of technologies and for this reason have been looking at potential partners for some time.  Ours is one of the few mature industries that has no dominant player.  Even the largest has only a single digit percentage of the business so there is still a lot to play for.  It seems apparent, however, that to be a small independent is becoming tougher on the world stage.  Customers are seeking more of an integrated approach and the merging of technologies is inevitable.  We recognise the need for multiple disciplines and by becoming part of LOUD we immediately have access to further resources, both technical and financial, to assist our team in reaching their goals.”

Jamie Engen, CEO of LOUD said “We are delighted to have David and his team become part of the LOUD Group.  The management at Martin Audio have a proven track record of success in developing premium and innovative products along with an excellent International Distribution network.  These core strengths will be a great asset to the further developments of our existing brands.  Similarly, our commanding position within the USA Pro Audio market can be a great source of knowledge to support the current Martin Audio North American team.  It is envisaged that Martin Audio will remain an independent brand within the group, however, we expect there to be synergies that can be exploited to the mutual benefit of all our customers and our newly expanded group.”

About LOUD Technologies Inc.

LOUD Technologies Inc. (www.loudtechinc.com) is one of the world’s largest manufacturers and distributors of professional audio and music products.  As the corporate parent for world-recognized brands including Alvarez, Ampeg, Crate, EAW, Knilling, Mackie, SIA and TAPCO, LOUD Technologies produces and distributes a wide range of digital recording products, loudspeakers, commercial audio systems, audio and music software, guitars, guitar and bass amplifiers, and orchestral string instruments.  LOUD Technologies’ brands can be found in professional and project recording studios, video and broadcast suites, post-production facilities, sound reinforcement applications including churches and nightclubs, and retail locations and on major musical tours.

Forward Looking Statements

Certain statements contained in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  The words - “believe”, “expect”, “anticipate”, “intend”, “will” and similar expressions are examples of words that identify forward-looking statements.  These forward-looking statements include statements about the anticipated success of our management initiatives in driving future profitability, and are based on current expectations and assumptions based on information currently available to us.  These forward-looking statements may be affected by the risks and uncertainties associated with our business and are qualified in their entirety by the cautionary statements and risk factor disclosure contained in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended December 31, 2005.  We do not assume, and expressly disclaim, any obligation to update these forward-looking statements to conform them to actual results or changes in the Company’s expectations.